UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 13, 2009
MGIC Investment Corporation

(Exact Name of Registrant as Specified in Its Charter)
Wisconsin

(State or Other Jurisdiction of Incorporation)

1-10816	39-1486475

(Commission File Number)	(IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI	53202

(Address of Principal Executive Offices)	(Zip Code)
(414) 347-6480

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 8.01 Other Events.
     On March 13, 2009 we released the frequently asked questions (FAQs) included below. These FAQs address our decision to defer to April 1, 2019 the interest payment that was scheduled to be paid on April 1, 2009 on our 9% Convertible Junior Subordinated Debentures due 2063. Additional information regarding our decision to defer such interest payment is included in the Form 8-K that we filed with the Securities and Exchange Commission on March 11, 2009. We are not undertaking any obligation to update any statements in the following FAQs even though these statements may be affected by events or circumstances occurring after the statements were made. Therefore no reader of these FAQs should rely on the FAQs being accurate as of any time other than the time at which this document was filed with the Securities and Exchange Commission.
Frequently Asked Questions
1. Why did you defer the payment at this time?
As of December 31, 2008 there was approximately $394 million of cash at MGIC Investment Corporation (“MTG”). Also as of December 31, 2008 there is a $300 million credit facility that has $200 million drawn which is scheduled for maturity in March 2010, and there is a $200 million senior note that matures in September 2011. Given the economic environment that MTG and its principal subsidiary MGIC are currently facing the company feels that it is prudent to maintain maximum financial flexibility. The annual interest expense for the debenture is 9% or $35 million. The remaining annual debt service cost is approximately $40 million for the credit facility and the senior notes, at the current level of LIBOR. (The credit facility is LIBOR-based.)
2. Does this action breach any covenants on the credit facility or senior notes?
No
3. Does this mean MTG is filing for bankruptcy?
No
4. What exactly was deferred?
The April 1, 2009 payment of $17.5 million ($390 million x 9% / 2) was deferred. Deferring interest is a period-by-period decision. The next scheduled payment is October 1, 2009 so if that payment were to be deferred the notice to defer must be given between August 2 and September 16, 2009.
5. How long is the deferral period?
The April 1, 2009 interest payment was deferred until April 1, 2019.
6. Does interest accrue on the deferred amount?
Yes, during this 10-year deferral period interest on the Debentures will not be due and payable but will continue to accrue and compound semi-annually to the extent permitted by applicable law at an annual rate of 9%.

7. What is the source of funds for the payment of the deferred interest?
Per the terms of the Debentures when interest on the Debentures is deferred, we are required, not later than a specified time, to use reasonable commercial efforts to begin selling qualifying securities to persons who are not our affiliates.
8. When does the requirement to sell qualifying securities begin?
One business day after we pay current interest on a scheduled date in the future, or if earlier, the fifth anniversary of the scheduled interest payment date on which the deferral started. (Scheduled interest payment dates are April 1 and October 1 of each year.) So, for the April 1, 2009 payment that was deferred we would need to use reasonable commercial efforts to sell qualifying securities beginning April 2, 2014 or earlier if an interest payment is made on a scheduled date prior to that time.
9. Can cash be used to pay the deferred interest versus selling securities?
MTG can not use sources other than qualified securities to pay the deferred interest that was due prior to the tenth anniversary of the payment that was deferred unless the Debentures are amended to eliminate this requirement. A majority of the Debenture holders would have to approve the amendment. The tenth anniversary for the April 1, 2009 deferred interest payment is April 1, 2019.
10. What are Qualifying Securities?
Qualifying securities are common stock, certain warrants and certain non-cumulative perpetual preferred stock. The requirement to use such efforts to sell such securities is called the Alternative Payment Mechanism.
11. Do you expect to defer future payments?
We have the right to defer interest that is payable on subsequent scheduled interest payment dates if we give notice as required by the Debentures. The notice period is not less than 15 days before a scheduled interest payment date and not more than 60 days. Any deferral of such interest would be on terms equivalent to those described above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: March 13, 2009	By:	/s/ J. Michael Lauer
J. Michael Lauer
Executive Vice President and Chief Financial Officer